Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

December 1, 2022

Rallybio Corporation

234 Church Street, Suite 1020

New Haven, CT 06510

Re:	Registration Statement on Form S-3 (File No. 333-266668)

Ladies and Gentlemen:

We have acted as counsel to Rallybio Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) up to 803,654 shares of the common stock, par value $0.0001 (the “Common Stock”) per share (the “Additional Shares”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Additional Shares are being sold pursuant to an underwriting agreement, dated November 10, 2022 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the underwriters named therein, and pursuant to the partial exercise by the underwriters of their option to purchase up to an additional 1,250,000 shares of Common Stock on the terms specified in the Underwriting Agreement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Additional Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Rallybio Corporation

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP